Exhibit 99.1

QuickLogic Reports Fiscal 2019 First Quarter Results

SUNNYVALE, Calif. – May 8, 2019 - QuickLogic Corporation (NASDAQ: QUIK) (“QuickLogic” or the “Company”), a developer of ultra-low power multi-core voice enabled SoCs, embedded FPGA IP, and Endpoint AI solutions, announced its financial results for the fiscal first quarter, ended March 31, 2019.

Recent Highlights

•	Strong growth in mature products, EOS S3, QuickAI and SaaS revenues driving margin expansion
•	GAAP gross margin increased to 62.0%, up from 50.3% in the first quarter of 2018
•	Non-GAAP gross margin increased to 62.8%, up from 51.5% in the first quarter of 2018
•	SiFive signed a strategic partnership with QuickLogic creating additional opportunities for software, IP, and SaaS revenues
•	Launched the Merced EOS™ S3AI Hardware Development Kit (HDK) plus SensiML bundle to enable quick development of applications for endpoint Artificial Intelligence and Machine Learning

Fiscal 2019 First Quarter Financial Results

Total revenue for the first quarter of 2019 was $3.2 million, even with the fourth quarter of 2018 and up 16% compared with the first quarter of 2018. New product revenue was $0.7 million in the first quarter of 2019, a decline of 48% compared with the fourth quarter of 2018, and down 47% compared with the first quarter of 2018. This decline was due to significantly lower sales of display bridge and connectivity products that were not fully offset by increased EOS S3, QuickAI and SaaS subscription revenue. New product revenue accounted for 22% of the total revenue in the first quarter of 2019, compared with 41% in the fourth quarter of 2018, and 47% in the first quarter of 2018. Mature product revenue was $2.5 million in the first quarter of 2019, up 32% compared with the fourth quarter of 2018, and up 71% compared with the first quarter of 2018.

First quarter 2019 GAAP gross margin was 62.0%, up from 51.7% in the fourth quarter of 2018, and 50.3% in the first quarter of 2018.

First quarter 2019 non-GAAP gross margin was 62.8%, up from 52.6% in the fourth quarter of 2018 and 51.5% in the first quarter of 2018.

First quarter 2019 GAAP operating expenses were $5.7 million, up from $4.7 million in the fourth quarter of 2018, and $5.3 million in the first quarter of 2018. The higher operating expenses compared with the fourth quarter of 2018 were due to additional costs, primarily stock-based compensation, associated with the acquisition of SensiML Corporation, which closed on January 3, 2019.

First quarter 2019 non-GAAP operating expenses were $4.8 million, an increase from $4.3 million in the fourth quarter of 2018, and down from $4.9 million compared with the first quarter of 2018.

First quarter 2019 GAAP net loss was $3.5 million, or $0.04 per share, compared with $3.1 million, or $0.03 per share, in the fourth quarter of 2018, and $4.0 million, or $0.05 per share, in the first quarter of 2018.

First quarter 2019 non-GAAP net loss was $2.5 million, or $0.03 per share, compared with $2.6 million, or $0.03 per share, in the fourth quarter of 2018, and $3.5 million, or $0.04 per share, in the first quarter of 2018.

Please see the language included in the section below titled Non-GAAP Financial Measures for an explanation of the Company’s non-GAAP financial measures.

Conference Call

QuickLogic will hold a conference call at 2:30 p.m. Pacific Daylight Time / 5:30 p.m. Eastern Daylight Time today, May 8, 2019, to discuss its current financial results. The conference call will be webcast at QuickLogic’s IR Site Events Page. To join the live conference, you may dial (800) 239-9838 and international participants should dial (323) 794-2551 by 2:20 p.m. Pacific Daylight Time. The Conference ID is 4681178. A recording of the call will be available starting approximately one hour after completion of the call. To access the recording, please call (412) 317-6671 and reference the passcode 4681178. The call recording, which can be accessed by phone, will be archived until Wednesday, May 15, 2019, and the webcast will be available for 12 months on the Company's website.

About QuickLogic

QuickLogic develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include an embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from the Company’s wholly-owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice and sensor processing across the multitude of mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT applications. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

QuickLogic uses its website (www.quicklogic.com), the company blog

(https://www.quicklogic.com/blog/), corporate Twitter account (@QuickLogic_Corp), Facebook page

(https://www.facebook.com/QuickLogic), and LinkedIn page

(https://www.linkedin.com/company/13512/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and QuickLogic may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the Company’s website and its social media accounts in addition to following the Company’s press releases, SEC filings, public conference calls, and webcasts.

Non-GAAP Financial Measures

QuickLogic reports financial information in accordance with United States Generally Accepted Accounting Principles, or U.S. GAAP, but believes that non-GAAP financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the Company excludes charges related to stock-based compensation, restructuring, the effect of the write-off of long-lived assets and the tax effect on other comprehensive income in calculating non-GAAP (i) income (loss) from operations, (ii) net income (loss), (iii) net income (loss) per share, and (iv) gross margin percentage. The Company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the Company analyzes its operating results and to provide consistency and comparability with similar companies in the Company’s industry.

Management uses the non-GAAP measures, which exclude gains, losses and other charges that are considered by management to be outside of the Company’s core operating results, internally to evaluate its operating performance against results in prior periods and its operating plans and forecasts. In addition, the non-GAAP measures are used to plan for the Company’s future periods, and serve as a basis for the allocation of the Company's resources, management of operations and the measurement of profit-dependent cash and equity compensation paid to employees and executive officers.

Investors should note, however, that the non-GAAP financial measures used by QuickLogic may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. QuickLogic does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with U.S. GAAP. A reconciliation of U.S. GAAP financial measures to non-GAAP financial measures is included in the financial statements portion of this press release. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of non-GAAP financial measures with their most directly comparable U.S. GAAP financial measures.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; our ability to capitalize on synergies with our newly acquired subsidiary SensiML Corporation; changes in product demand or supply; capacity constraints; general economic conditions; political events, international trade disputes, war, terrorism, natural disasters, public health issues, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products; and changes in tax rates and exposure to additional tax liabilities. These and other potential factors and uncertainties that could cause actual results to differ from the results predicted are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the risks discussed in the “Risk Factors” section in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases, which are available on the Company's Investor Relations website at http://ir.quicklogic.com/and on the SEC website at www.sec.gov. In addition, please note that the date of this press release is May 8, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

ArcticLink, QuickLogic and the QuickLogic logo are registered trademarks and EOS and ArcticPro are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Company Contact

Sue Cheung

Chief Financial Officer

(408) 990-4076

Scheung@quicklogic.com

IR Contact

Jim Fanucchi
Darrow Associates, Inc.
(408) 404-5400
ir@quicklogic.com

CODE: QUIK-E

-Tables Follow –

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018	December 30, 2018
Revenue	$3,194	$2,764	$3,233
Cost of revenue	1,215	1,375	1,561
Gross profit	1,979	1,389	1,672
Operating expenses:
Research and development	3,242	2,699	2,422
Selling, general and administrative	2,446	2,561	2,302
Total operating expense	5,688	5,260	4,724
Loss from operations	(3,709)	(3,871)	(3,052)
Interest expense	(83)	(24)	(31)
Interest and other income, net	48	(14)	51
Loss before income taxes	(3,744)	(3,909)	(3,032)
(Benefit from) Provision for income taxes	(268)	61	33
Net loss	$(3,476)	$(3,970)	$(3,065)
Net loss per share:
Basic and Diluted	$(0.04)	$(0.05)	$(0.03)
Weighted average shares:
Basic and Diluted	96,824	80,571	95,296

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2019	December 30, 2018 (1)
ASSETS
Current assets:
Cash and cash equivalents	$23,119	$26,363
Restricted cash	100	100
Accounts receivable, net	2,452	2,209
Inventories	3,571	3,836
Other current assets	1,784	1,775
Total current assets	31,026	34,283
Property and equipment, net	873	1,449
Right of use assets	975	-
Intangible assets, net	1,118	-
Goodwill	282	-
Other assets	400	354
TOTAL ASSETS	$34,674	$36,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$15,000	$15,000
Trade payables	1,545	1,488
Accrued liabilities	1,720	1,903
Current portion of capital lease obligations	646	316
Total current liabilities	18,911	18,707
Long-term liabilities:
Capital lease obligations, less current portion	293	108
Other long-term liabilities	-	16
Total liabilities	19,204	18,831
Stockholders’ equity:
Common stock, par value	97	95
Additional paid-in capital	286,663	284,974
Accumulated deficit	(271,290)	(267,814)
Total stockholders’ equity	15,470	17,255
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,674	$36,086

________________________

(1)	Derived from the December 30, 2018 audited balance sheet included in the 2018 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION

SUPPLEMENTAL RECONCILIATIONS OF US GAAP AND NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018	December 30, 2018
US GAAP loss from operations	$(3,709)	$(3,871)	$(3,052)
Adjustment for stock-based compensation within:
Cost of revenue	26	34	30
Research and development	655	183	150
Selling, general and administrative	270	215	294
Adjustment for the write-off of equipment:
Selling, general and administrative	—	5	—
Non-GAAP loss from operations	$(2,758)	$(3,434)	$(2,578)
US GAAP net loss	$(3,476)	$(3,970)	$(3,065)
Adjustment for stock-based compensation within:
Cost of revenue	26	34	30
Research and development	655	183	150
Selling, general and administrative	270	215	294
Adjustment for the write-off of equipment:
Selling, general and administrative	—	5	—
Non-GAAP net loss	$(2,525)	$(3,533)	$(2,591)
US GAAP net loss per share	$(0.04)	$(0.05)	$(0.03)
Adjustment for stock-based compensation	0.01	0.01	*
Non-GAAP net loss per share	$(0.03)	$(0.04)	$(0.03)
US GAAP gross margin percentage	62.0%	50.3%	51.7%
Adjustment for stock-based compensation	0.8%	1.2%	0.9%
Non-GAAP gross margin percentage	62.8%	51.5%	52.6%

* Figures were not considered for reconciliation due to the insignificant amount.

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percentage of Revenue			Change in Revenue
	Q1 2019	Q1 2018	Q4 2018	Q1 2018 to Q1 2019	Q4 2018 to Q1 2019
COMPOSITION OF REVENUE
Revenue by product: (1)
New products	22%	47%	41%	(47)%	(48)%
Mature products	78%	53%	59%	71%	32%
Revenue by geography:
Asia Pacific	45%	33%	27%	55%	64%
North America	36%	57%	63%	(26)%	(43)%
Europe	19%	10%	10%	116%	86%

_____________________

(1)

New products include all products manufactured on 180 nanometer or smaller semiconductor processes, eFPGA IP license, QuickAI and software revenues are also included in new product revenue. Mature products include all products produced on semiconductor processes larger than 180 nanometer.